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                                                                    EXHIBIT 99.2

[WILLIAMS LOGO]  Leading Energy Solutions

AUGUST 21, 2002

      WILLIAMS GIVES '02 SEGMENT PROFIT GUIDANCE FOR ASSET-BASED BUSINESSES

TULSA, OKLA. -- Williams (NYSE:WMB) today announced the company is expecting recurring segment profit of $630 million to $660 million from its interstate natural gas pipeline business, and $780 million to $850 million from its energy services segment for full-year 2002. These estimates include the historical operating results for certain assets that have been sold and those results will be reclassified to discontinued operations for financial accounting purposes.

Expected results from the company's marketing and risk management business were not included in today's guidance because its business platform, as previously disclosed, is expected to change significantly before the end of the year.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
             Jim Gipson         Williams Media Relations       9185732111         jim.gipson@williams.com
             Cindy Ivey         Williams Media Relations       7135040438         cindy.ivey@williams.com
           Richard George      Williams Investor Relations     9185733679       richard.george@williams.com
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